EXHIBIT 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC ANNOUNCES JUNE 2004 SALES

FOOTHILL RANCH, CA, July 8, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales from continuing operations, excluding the discontinued Zutopia division, for the five week period ended July 3, 2004 of $39.9 million, compared with net sales of $45.8 million for the same period last year. Comparable store sales for continuing operations declined 10.1 percent during June, compared to a decline of 21.7 percent in the same period a year ago.

Chief executive officer, Peter D. Whitford said: “As we look ahead to July, and plan for the arrival of our new back-to-school merchandise, we have begun to aggressively clear Spring and early Summer merchandise in the Wet Seal division. We remain confident that the new assortment is a significant improvement on our prior fashion and will deliver a better operating performance in the second half of the year.”

The Company revised its guidance for the second quarter and now expects comparable store sales in the range of negative 10 percent to negative 12 percent and a net loss from continuing operations of between $0.53 and $0.57 per share. This guidance from continuing operations reflects the recently completed private equity placement of approximately six million common shares of The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 564 stores in 47 states, the District of Columbia and Puerto Rico, including 468 Wet Seal stores and 96 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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